Exhibit 3.7

                 ARTICLES OF SECOND AMENDMENT TO
                   ARTICLES OF INCORPORATION OF
           NATURAL GAS TECHNOLOGIES, INC. BY DIRECTORS

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to the Articles of Incorporation of Natural Gas Technologies, Inc.

                           ARTICLE ONE

     The name of the corporation is NATURAL GAS TECHNOLOGIES, INC.

                           ARTICLE TWO

     The following amendment to the Articles of Incorporation was adopted by the Shareholders of the Corporation on April 21, 1994.

     The Corporation hereby amends Article Two of the Articles of Amendment to Articles of Incorporation to read as follows;

     The aggregate number of shares which the corporation shall have authority to issue is Eleven Million (11,000,000) shares. Ten Million (10,000,000) shares shall be designated as common stock and valued at .001 per share. Common Shares shall have identical rights and privileges in every respect.
One Million (1,000,000) shares shall be designated as Preferred Stock and valued at $4.00 per share. Preferred Shares shall have no voting rights. All conditions of convertability, dividend, callability, series, and any other terms that may be applicable to the Preferred Shares shall be set by the Board of Directors.

                          ARTICLE THREE

     The number of shares of the Corporation outstanding at the time of such adoption was 2,989,062 and the number of shares entitled to vote thereon was 2,989,062.

                           ARTICLE FOUR

     The holders of 2,314,319 shares outstanding and entitled to vote on said amendment voted affirmatively to said amendment.

                           ARTICLE FIVE

     The amendment does not necessitate an exchange, reclassification or cancellation of issued common shares.

                           ARTICLE SIX

     The stated capital of the corporation will not be affected as a result of this amendment.

                                          NATURAL GAS TECHNOLOGIES, INC.


                                          By:   /S/ BRENT A. WAGMAN
                                          Brent A. Wagman, President